Exhibit 99.6

Consent of Energy Capital Solutions, LLC

March 31, 2023

Board of Directors

ROC Energy Acquisition Corp.

16400 Dallas Parkway

Dallas, Texas 75248

Members of the Board:

We hereby consent to (i) the inclusion of our opinion letter, dated February 2, 2023, to the Board of Directors of ROC Energy Acquisition Corp. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on March 31, 2023 (the “Registration Statement”), relating to the proposed business combination transaction between the Company, Drilling Tools International Holdings, Inc., and ROC Merger Sub, Inc., and (ii) the references to our firm and such opinion in such proxy statement/prospectus and Registration Statement.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,
ENERGY CAPITAL SOLUTIONS, LLC
By:	/s/ Scott S. Trulock
Name: Scott S. Trulock
Title: Managing Director